UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2014

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 100, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                          Results of Operations and Financial Condition.

On April 7, 2014, Pacira Pharmaceuticals, Inc. (“Pacira”) provided its unaudited EXPAREL® net product sales estimates for the quarter ended March 31, 2014. Pacira expects approximately $34.4 million in net product sales of  EXPAREL for the quarter ended March 31, 2014. Cash and cash equivalents and short-term investments were $64.6 million at March 31, 2014.

Pacira will provide final financial results and additional information on its financial performance in conjunction with its first quarter 2014 earnings press release and conference call in early May.

Cautionary Note Regarding Forward Looking Statements

Certain of the statements made in this Current Report on Form 8-K are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, such as those relating to Pacira’s expected net product sales of EXPAREL. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the impact of general economic, industry or political conditions in the United States or internationally; the success of Pacira’s sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of potential markets for EXPAREL and Pacira’s ability to serve those markets; Pacira’s commercialization and marketing capabilities; and other factors discussed in the “Risk Factors” section of Pacira’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other filings that Pacira periodically makes with the SEC. In addition, the forward-looking statements included in this Current Report on Form 8-K represent Pacira’s views as of the date of this Current Report on Form 8-K, and subsequent events and developments could cause its views to change. However, while Pacira may elect to update these forward-looking statements at some point in the future, Pacira specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Pacira’s views as of any date subsequent to the date of this Current Report on Form 8-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: April 7, 2014	By:	/s/ James Scibetta
James Scibetta
Senior Vice President and Chief Financial Officer